Transit Mixer Rental Agreement

Abu Dhabi, UAE June 26, 2005

This Rental Agreement ("Agreement") is made on the date first here above-mentioned by and between:

I. City Mix L.L.C., a company incorporated under the laws of the United Arab Emirates having its offices at P.O.Box 47427, Abu Dhabi, United Arab Emirates, represented by General Manager Andrey Kharlanov ("City Mix"); and

II. RMC Super Mix, a company incorporated under the laws of the United Arab Emirates having its offices P.O.Box 72071, Abu Dhabi, United Arab Emirates, represented by Chief Executive Officer Francisco Cristobal Perez ("RMC").

City Mix and RMC shall be individually referred to as "the Party" and collectively referred to as the "Parties".

WHEREAS:

A. City Mix has a fleet of concrete transit mixer trucks, which at this stage is and may in the future be not fully engaged all the time; and

B. City Mix and RMC have agreed to have joint business for the benefit of both Parties and for this purpose to enter into this Agreement, whereby RMC shall use City Mix's transit mixer trucks on a monthly rental basis pursuant to the terms and conditions of the Agreement and City Mix shall for the duration of the Agreement retain the title to its transit mixer trucks and have the right for supervision, checking and monitoring the use of its transit mixer trucks by RMC;

Now, therefore, the Parties have agreed as follows.

1. Subject of the Agreement

1.1. City Mix shall rent out to RMC sixteen (16) Concrete Transit Mixers trucks Model 1999 Astra, Italy ("Trucks"), which are and shall remain the property of City Mix, pursuant to the terms and conditions of the Agreement.

2. Effective Date and Duration of the Agreement

2.1 This Agreement shall be made effective beginning from July 01, 2005 and shall continue in full force and effect for twelve (12) months thereafter.

2.2 If neither Party serves a termination notice to the other Party one month prior to the expiry of this Agreement the duration of this Agreement shall be automatically extended for another twelve-month period.

3. Terms of Payment

3.1 The Parties agreed that the Monthly Rental Payment hereunder should be Dirhams Six Thousand (AED 6,000.00) per each Truck for the duration of this Agreement and the

amount of Total Monthly Rental Charges shall be Dirhams Ninety Six Thousand (AED 96,000.00) for the duration of this Agreement.

3.2 The Total Monthly Rental Charges for each current month of rent shall be paid by RMC to City Mix on the first day of the current month of rent by one (1) 90 days postdated cheque issued to the name of City Mix. The first cheque shall be issued and forwarded to City Mix on 01 July 2005.

3.3 If RMC fails to issue to City Mix the cheque referred to in Article 3.2 above in the first calendar week of the current month of rent, RMC shall pay to City Mix a penalty of 1/30 of the Total Monthly Rental Charges for each day of delay.

4. Return of the Trucks

4.1 Upon the termination of this Agreement as per Articles 6.1, 6.2 and 6.3 below RMC shall at its own expense deliver the Trucks to City Mix to its site in Mussafah, Abu Dhabi not later than the date of return mentioned in a relevant notice of termination.

4.2 If RMC fails to deliver the Trucks to City Mix to its site in Mussafah, Abu Dhabi on the date of return as above, RMC shall pay to City Mix a penalty of 2/30 of the Monthly Rental Payment for each Truck for each day of delay of delivery of the Trucks.

4.3 RMC shall put back City Mix's tyres on the Trucks upon the delivery of the Trucks to City Mix to its site in Mussafah, Abu Dhabi.

4.4 Upon the delivery of the Trucks to City Mix to its site in Mussafah, Abu Dhabi City Mix shall carry out an independent inspection of the Trucks upon which the Parties shall make and sign an Act of Acceptance of the Trucks stating full registry information of each Truck plus all failures, malfunctions and defects in the Trucks (if any) detected by the independent inspection chosen by both Parties.

4.5 If any failures, malfunctions and defects in the Trucks, detected by the independent inspection, happen to be due to usage or misusage of the Trucks by RMC, RMC shall immediately pay in advance to City Mix the cost of repair of such failures, malfunctions and defects following the receipt of quotations for repair from relevant agents or workshops. Such agencies or workshops shall be selected and approved by RMC.

5. Obligations and Responsibilities of the Parties

5.1 Subject to the terms and conditions of this Agreement and for as long as it remains effective RMC shall undertake and be responsible for the following:

i) to obtain, under supervision and control of City Mix, from relevant authorities any permits required for the Trucks to legally operate outside the Emirate of Abu Dhabi if RMC wishes to operate the Trucks in other Emirates of the UAE;
ii) to use the Trucks for not more than 12 working hours per day and provide at its own expense qualified drivers and maintenance staff to drive, maintain and operate the Trucks;
iii) to carry out at its own expense all necessary day-to-day and routine servicing and maintenance of the Trucks, including but not limited to changing motor and hydraulic oil, filters, tyres, hydraulic oil, belts, pumps, etc., constant check-up,

servicing and minor repairs of all systems of engine, mixer and chassis and to do whatever is required in order to maintain the Trucks in good operating conditions;

iv) to carry out at its own expense, under supervision of City Mix, necessary major repairs of engine and gear-box provided that such major failures in engine or gear-box occurred due to negligence or misusage by the drivers and/or other staff of RMC;

v) to carry out at the expense of City Mix and under its supervision all necessary major repairs of engine and gear-box provided that such major failures in engine or gear-box did not occur due to negligence or misusage by the drivers and/or other staff of RMC, and if the Parties agree to do so in each particular case of such major failure;

vi) in case of major failure of any engine or gear-box for whatever reason to immediately report such to City Mix;

vii) to provide City Mix with full information on the operation of the Trucks, as well as service history of the Trucks upon request of City Mix;

viii) to report immediately to City Mix all and any road and site accidents involving the Trucks and in case of damage not covered by the insurance of the Trucks, immediately compensate to City Mix the cost of damage if any;

ix) to bear sole responsibility for any accidents involving the Trucks to the extent above the insurance and RMC's staff shall be responsible for and pay any resulting costs and traffic police fines at its own expense;

x) to request and obtain a prior written consent of City Mix in case if any modifications, painting, etc. are required on the Trucks for operation.

5.2 Subject to the terms and conditions of this Agreement and for as long as it remains effective City Mix shall undertake and be responsible for the following:

i) to extend to RMC all necessary reasonable assistance and cooperation in order for RMC to operate the Trucks effectively;

ii) in case of a major failure in engine or gear-box of a Truck, which has not occurred due to negligence or misusage by the drivers and/or other staff of RMC, to immediately replace such a Truck with a new one, or to compensate to RMC the cost of such major repairs of engine and gear-box provided that the Parties agree to do so, and during such period the Truck shall be off-hired;

iii) to maintain valid insurance and traffic registration of the Trucks to allow RMC to operate the Trucks with no interruption; the insurance of the Trucks shall be comprehensively covered by City Mix and shall include the "blood money" and third party liability; a deductible amount of minimum Dhs. 5,000 shall be applied on RMC and above this amount a 10% of the repair value shall be paid by RMC up to a maximum of Dhs. 30,000 of the repair value after RMC receives the approved quotation;

iv) to assist RMC in obtaining from relevant authorities any permits required for the Trucks to legally operate outside the Emirate of Abu Dhabi if RMC wishes to operate the Trucks in other Emirates of the UAE.

<u>6. Other Terms and Conditions</u>

6.1 City Mix shall have the right, at any time during the duration of this Agreement, to terminate the Agreement partially, in which case City Mix shall give to RMC a notice of one month for the first 5 Trucks, another one month notice for the other 5 Trucks and another one month notice for the remaining 6 Trucks, or fully by giving to RMC a notice of one month.

6.2 RMC shall have the right, at any time during the duration of this Agreement, to terminate the Agreement fully or partially by giving to City Mix a prior notice of one month, in which case RMC shall at its own expense deliver the Trucks to City Mix to its site in Mussafah, Abu Dhabi not later than the date of return mentioned in a relevant notice of termination.

6.3 In case of violation by either Party of any terms and conditions of the Agreement, the other Party shall have the right to terminate the Agreement by issuing to the Party in default a notice of termination effective immediately, in which case RMC shall immediately, and not later than in five (5) days after the receipt of such notice, return the Trucks and the Party in default shall pay to the other Party all charges and penalties due hereunder including the cost of damages and losses, which the other Party may incur due to such violation. In this event City Mix shall return all the advance rent payments to RMC less the rental charges for the period until the date of such termination..

6.4 All correspondences and notices between the Parties hereunder shall be communicated to the following addresses:

a) City Mix: Abu Dhabi, P.O.Box 47427
Telephone: (02) 622-3458, Telefax: (02) 622-3457
Contact Person: Mr. Andrey Kharlanov
Mob. Tel.: (050) 614 7403

b) RMC: Abu Dhabi, P.O.Box 72071
Telephone: (02) 551-5501, Fax: (02) 551-5560
Contact Person: Mr. Ahmed El-Afifi
Mob. Tel.: (050) 668 1744
Mr. Mohd. Younus
Mob. Tel.: (050) 441 7853

6.5 This Agreement shall be construed and interpreted subject to relevant laws of the United Arab Emirates.

6.6 Any amendment to this Agreement shall be considered valid only if signed by both Parties.

6.7 This Agreement shall be executed in English in two original specimens, one for each Party. Each text shall have equal legal power.

IN WITNESS WHEREOF THIS AGREEMENT has been executed by the Parties hereto on the day, month and year first here above mentioned:

Signed by:	**Signed by:**
For and behalf of: **City Mix**	**For and behalf of:** **RMC**